UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 15, 2010

Date of Report (date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 15, 2010, Leonard C. DeBenedictis resigned as Solta Medical, Inc.’s (“Solta” or the “Company”) Chief Technology Officer and as a member of the Company’s Board of Directors, each effective as of October 1, 2010. Pursuant to his resignation, on September 15, 2010, Mr. DeBenedictis entered into an Amendment (the “Amendment Agreement”) to the Non-Competition and Non-Solicitation Agreement, Change of Control and Severance Agreement and Letter Agreement dated as of July 6, 2008 in conjunction with the Company’s acquisition of Reliant Technologies, Inc.

Pursuant to the Amendment Agreement, from October 1, 2010 through December 31, 2010, Mr. DeBenedictis will provide transition services to the Company for which the Company will pay Mr. DeBenedictis $25,750 per month less applicable withholdings. Mr. DeBenedictis will also remain eligible for the Company’s benefit plans during this period.

In addition, in consideration for amending Mr. DeBenedictis’ non-competition agreement to extend the term of non-competition by six months to end on July 1, 2011 and for further defining the scope of competitive activities, the Company will pay Mr. DeBenedictis $100,000 less applicable withholdings on December 31, 2010 (the “Non-Compete Fee”).

Further, pursuant to the Amendment Agreement, Mr. DeBenedictis will serve as a consultant to the Company from January 1, 2011 through June 30, 2011 for which Solta will pay Mr. DeBenedictis a monthly consulting fee of $1,000. However, should Mr. DeBenedictis accept any position with certain competitors on or before December 31, 2010, then Dr. DeBenedictis will not be entitled to the Non-Compete Fee and the amendments described in the preceding paragraph will be null and void.

(e) Reference is made to the Amendment Agreement in Item 5.02(b) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLTA MEDICAL, INC.

Date: September 15, 2010	By:	/S/ JOHN F. GLENN
John F. Glenn
Chief Financial Officer